As filed with the Securities and Exchange Commission on March 8, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	ANADIGICS, INC.	22-2582106
(State or other jurisdiction of	(Exact name of registrant	(I.R.S. Employer
incorporation or organization)	as specified in its charter)	Identification Number)

141 Mt. Bethel Road
Warren, New Jersey 07059
(908) 668-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Shields
Senior Vice President and Chief Financial Officer
ANADIGICS, Inc.
141 Mt. Bethel Road
Warren, New Jersey 07059
(908) 668-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen A. Greene, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-139124

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Each Class	Amount to Be	Maximum Offering	Aggregate Offering	Registration
of Securities to Be Registered	Registered(1)(2)	Price Per Unit(1)(2)	Price (1)(2)(3)	Fee (4)
Debt Securities
Common Stock, par value $.01 per share
Preferred Stock, par value $.01 per share
Total	$ 5,656,250	100%	$ 5,656,250	$174

(1)	An indeterminate number of or aggregate principal amount of the securities is being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed $5,656,250 or, if any debt securities are issued at any original issuance discount, such greater amount as shall result in net proceeds of $5,656,250 to the registrant. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered under this registration statement.

(2)	Not specified with respect to each class of securities to be registered pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933, as amended.

(3)	This registration statement relates to the registrant’s registration statement on Form S-3, File no. 333-139124, which was declared effective by the Securities and Exchange Commission on December 21, 2006 (the “Prior Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, the proposed maximum offering price of the securities eligible to be sold under the Prior Registration Statement ($100,000,000) is carried forward to this registration statement and an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the amount carried forward ($5,656,250) is registered on this registration statement.

(4)	The estimated registration fee for the securities has been calculated pursuant to Rule 457(o).

EXPLANATORY NOTE

           This registration statement is being filed to register an additional $5,656,250 worth of shares of our common stock pursuant to Rule 462(b) of the Securities Act of 1933, as amended. In accordance with Rule 462(b), this registration statement incorporates by reference the contents of our registration statement on Form S-3 (File No. 333-139124) which was declared effective on December 21, 2006, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein, other than exhibits included herein.

           The required opinions and consents are listed on the Exhibit Index attached to and filed with this registration statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, ANADIGICS, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Warren, State of New Jersey, on the 8th day of March, 2007.

ANADIGICS, INC.

By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Senior Vice President and
Chief Financial Officer

ANADIGICS, INC.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 8th day of March, 2007.

Signature	Title

*	Chairman of the Board and Director
Ronald Rosenzweig
*	President, Chief Executive Officer and Director
Bami Bastani
/s/ Thomas C. Shields	Senior Vice President and Chief Financial Officer
Thomas C. Shields
*	Director
Paul Bachow
*	Director
Garry McGuire
*	Director
Harry Rein
*	Director
Lewis Solomon
*	Director
Dennis F. Strigl

*By:	/s/ Thomas C. Shields
	Name:	Thomas C. Shields
	Title:	Attorney-in-Fact

INDEX TO EXHIBITS

          All exhibits filed with Registration Statement No. 333-139124 are incorporated by reference into, and shall be deemed part of, this registration statement, except the following which are filed herewith.

5.1	— Opinion of Cahill Gordon & Reindel LLP.

23.1	— Consent of Independent Registered Public Accounting Firm — J.H. Cohn LLP

23.2	— Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP

23.3	— Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit 5.1).

24.1*	— Power of Attorney.

___________________

* Previously filed on the signature page of the Prior Registration Statement.